Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 24, 2015
(218) 628-2217

IKONICS REPORTS RECORD SALES FOR 2014

IKONICS Corporation (NASDAQ: IKNX), a Duluth-based imaging technology company, reported record sales of $18,490,000, a 6% increase over 2013.  Earnings in 2014 were down 5% compared to 2013 to $649,000, or $0.32 per diluted share.

“While our Domestic and IKONICS Imaging businesses performed well for the year, our Export business was hurt by weak foreign markets and the strength of the U.S. dollar,” said IKONICS CEO Bill Ulland.

The company recognized improved fourth quarter sales for both DTX, which works primarily with the automotive industry, and Advanced Materials Solutions (AMS), which serves the aerospace and electronics industries.

For the year, AMS adversely affected corporate earnings as it incurred increased expenses as it geared up to meet existing and anticipated orders.  Ulland said that IKONICS was pleased with the strong fourth quarter performance of both DTX and AMS and the potential for continued growth in those businesses.

“DTX, which supplies texturing and prototyping technology primarily to the automotive industry, turned its first profitable quarter with a sales increase of 132% over the same quarter of 2013,” he said.

“AMS continued to increase its visibility in the aerospace and electronics industries and ended the quarter with a 20% increase in sales over the comparable quarter of 2013, and for the first time is doing significant long-term production which we believe will extend into 2016 and beyond” he continued.

Among AMS’ ongoing production projects are:

•                  A supply agreement to use IKONICS’ technology to manufacture parts for the Airbus A350, which entered commercial service in December 2014. The agreement runs into 2016, and IKONICS believes it will be extended since A350 production is planned through 2023.

•                  Production of sound suppression technology for another commercial aircraft entering the market this year, which business IKONICS also believes could continue for many years as this project is in its initial stages.

•                  Orders from Honeywell to machine parts for defense-related technology.

AMS’ purchase orders are subject to cancellation by customers.

In addition to its growing purchase orders, AMS is machining fuselage parts for a next generation helicopter, which is expected to enter the market this year.  AMS’s unique technology results in significant weight reduction for this aircraft.

“Other contracts are under negotiation and technical feasibility studies are underway with a number of major companies,” Ulland reported.  “We recently applied for a patent relating to a technical breakthrough made by IKONICS staff that enhances our potential to earn this business,” added Ulland.

Additionally, Ulland said, “AMS continues to grow its wafer business with the electronics industry.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products and new business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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IKONICS Corporation

CONDENSED STATEMENTS OF INCOME

For the Three Months and Twelve Months Ended December 31, 2014 and 2013

	Three Months Ended		Twelve Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13
Net sales	$4,622,500	$4,597,266	$18,489,837	$17,491,408

Cost of goods sold	3,017,261	2,649,196	11,786,608	10,553,553

Gross profit	1,605,239	1,948,070	6,703,229	6,937,855

Operating expenses	1,476,585	1,417,133	5,789,763	6,017,725

Income from operations	128,654	530,937	913,466	920,130

Other	1,691	1,712	5,304	7,043

Income before income taxes	130,345	532,649	918,770	927,173

Income tax expense	23,893	172,000	270,000	245,000

Net income	$106,452	$360,649	$648,770	$682,173

Earnings per common share-diluted	$0.05	$0.18	$0.32	$0.34

Average shares outstanding-diluted	2,018,802	2,014,691	2,018,334	2,010,659

CONDENSED BALANCE SHEETS

As of December 31, 2014 and 2013

	12/31/14	12/31/13
Assets
Current assets	$8,857,243	$8,045,060
Property, plant and equipment, net	5,416,848	5,634,096
Intangible assets	353,871	322,647
	$14,627,962	$14,001,803
Liabilities and Stockholders’ Equity
Current liabilities	$744,497	$874,985
Deferred income taxes	545,000	527,000
Long term debt	—	—
Stockholders’ equity	13,338,465	12,599,818
	$14,627,962	$14,001,803

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2014 and 2013

	12/31/14	12/31/13
Net cash provided by operating activities	$916,748	$1,466,532

Net cash used in investing activities	(730,821)	(819,573)

Net cash provided by financing activities	45,987	89,398
Net increase in cash and cash equivalents	231,914	736,357

Cash and cash equivalents at beginning of period	1,704,300	967,943

Cash and cash equivalents at end of period	$1,936,214	$1,704,300